EXHIBIT 99.1

Affirmative Insurance Holdings Announces the Appointment of Gary Y. Kusumi as Executive Vice President and President of the Company's Insurance Company Subsidiaries

ADDISON, Texas, April 6, 2010 (GLOBE NEWSWIRE) -- Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a leading distributor and producer of non-standard personal automobile insurance policies, announced that effective April 6, 2010, Gary Y. Kusumi has joined Affirmative Insurance Holdings, Inc. as Executive Vice President and President of each of the Company's five insurance company subsidiaries. Mr. Kusumi brings a wealth of experience, knowledge and leadership to Affirmative and joins the Company with approximately 30 years of experience in the insurance industry, much of it specifically in personal lines insurance.  Kevin Callahan, Affirmative's Chairman of the Board and CEO remarked that:  "Gary's extensive personal lines auto insurance experience will provide our Company with an immediate competitive advantage in the nonstandard auto insurance marketplace. In addition, his breadth of experience should help Affirmative tremendously in developing strategic growth opportunities as the nonstandard auto insurance business continues its consolidation in the coming years."

Mr. Kusumi's background includes his most recent experience as President and CEO of GMAC Insurance's Personal Lines business. In addition, he served as an Executive Vice President in the Great American Insurance organization, as well as spending over ten years of experience at Progressive Corporation in a variety of senior managerial positions. Mr. Kusumi earned an MBA from Harvard Business School and a Bachelor's degree from Kettering University.

About Affirmative

Affirmative Insurance Holdings, Inc. is a distributor and producer of non-standard personal automobile insurance policies and related products and services for individual consumers in targeted geographic markets. Non-standard personal automobile insurance policies provide coverage to drivers who find it difficult to obtain insurance from standard automobile insurance companies due to their lack of prior insurance, age, driving record, limited financial resources or other factors. Non-standard personal automobile insurance policies generally require higher premiums than standard automobile insurance policies.

The Affirmative Insurance Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3443

CONTACT:  Affirmative Insurance Holdings, Inc.
          Joseph G. Fisher, Executive Vice President, General Counsel
           & Secreatry
          (630) 560-7080